Carpe DM, Inc.
1225 Johnston Drive
Watchung, NJ 07069
Phone: 908-490-0075
fax: 908-668-1286
mail: Stuart@Carpedminc.com

July 14, 2011

Mr. Dave Brown
CFO
Dynamic Ventures

Dear Mr. Brown:

This letter represents acceptance of the terms of Agreement for services to be conducted on your behalf by Carpe DM, Inc. as discussed. Dynamic Ventures, Inc. will issue and deliver to Carpe DM,Inc. 90,000 shares of 144 stock within 7 days of the signing of this agreement.

The Agreement is for 6 months. If the terms are acceptable, please print two copies of this document, sign both copies where indicated, fax a copy back for my records and then mail the two originally signed documents to me. I will then originally sign them and return one to you for your records. I look forward to working with you and the entire Dynamic Ventures team.

Best regards,

Stuart Fine
CEO

Agreed to and Accepted by:

[signature] : Name
PRESIDENT / CEO : Title